Exhibit 99.1

Contact:	John C. Merriwether
Vice President of Financial Relations
Health Management Associates, Inc.
(239) 598-3104

HEALTH MANAGEMENT ASSOCIATES, INC.

REPORTS RECORD FOURTH QUARTER GROWTH

Annual Earnings Per Share Increase 17%

Record 16th Consecutive Year of Uninterrupted Operating Earnings Growth

NAPLES, FLORIDA (October 26, 2004), Health Management Associates, Inc. (NYSE: HMA) announced today that its earnings per share (diluted) for the fourth quarter ended September 30, 2004 were $.30, a $.02 increase from $.28 per share for the same quarter a year ago. Net income for the quarter increased $4.2 million to $74.0 million, from $69.8 million for the same quarter a year ago, and net patient service revenue grew 21.4% to $798.1 million, an increase of $140.5 million from $657.6 million for the same quarter a year ago.

As previously announced, during the fourth quarter ended September 30, 2004, four hurricanes and one tropical storm made landfall in Florida, where HMA owns and operates 14 hospitals. The disruptions created by these major storms continue to be felt throughout the state, including by all of HMA’s Florida hospitals. Hurricane damage and disruption to HMA hospitals located in the affected areas, as well as to employees’ homes, local businesses and physicians’ offices, was extensive. One HMA hospital in South Carolina also suffered hurricane-related damage. HMA and its hospitals are insured for property damage and business interruption. HMA has initiated the insurance claims process, and is working closely with its insurers in order to resolve and settle all hurricane-related claims. Management expects that HMA will recover the amounts claimed, including claims for property damage and business interruption losses, subject to policy deductibles. The uninsured impact from these storms in fiscal 2004 amounted to approximately $9.5 million in lower net income for the fourth quarter and year ended September 30, 2004.

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Health Management Associates, Inc./Page 2

“The fourth quarter of fiscal year 2004 was very challenging for HMA’s Florida hospitals. HMA’s dedicated physicians and employees worked tirelessly to ensure the continued delivery of high quality health care in the wake of these powerful storms, and their efforts continue to drive the ongoing recovery efforts,” said Joseph V. Vumbacco, President and Chief Executive Officer of HMA. “Despite the challenges presented by these storms, HMA exceeded an important milestone of $3 billion in net patient service revenue for the year. Were it not for the hurricane impact during the fourth quarter, we believe that HMA would have achieved its original objective of 20% earnings per share growth, or $1.36 per share, as set forth in October 2003.”

Net patient service revenue at hospitals owned and operated by HMA for one year or more increased 3.7% during the fourth quarter of fiscal year 2004. This represents HMA’s 64th consecutive quarter of same hospital revenue growth. Contributing to HMA’s revenue growth was improved pricing which resulted in a 4.6% increase in net revenue per admission. Overall, HMA’s total admissions grew 16.5% in the fourth quarter as compared to the same quarter a year ago, reflecting the admission contribution from the hospitals acquired during fiscal year 2004. Same hospital adjusted admissions, which were adversely impacted by the four hurricanes, were unchanged in the fourth quarter as compared to the same period a year ago.

HMA’s same hospital EBITDA margins were 23.7% in the fourth quarter ended September 30, 2004. HMA continues to implement its proven operating strategy of delivering high quality health care while maintaining effective cost controls. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBITDA does not represent cash flows from operations as defined by generally accepted accounting principles in the United States (commonly known as GAAP), and should not be considered as either an alternative to net income as an indicator of HMA’s operating performance or as an alternative to cash flows as a measure of HMA’s liquidity. Nevertheless, HMA believes that providing non-GAAP information regarding EBITDA is important for its investors and other readers of its financial statements, as it provides a measure of both liquidity and performance.

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Health Management Associates, Inc./Page 3

In addition, EBITDA is commonly used as an analytical indicator within the health care industry and HMA’s debt facilities contain covenants that use EBITDA in their calculations. EBITDA is also a measure used by HMA’s management to evaluate financial performance and determine how resources are allocated for each hospital and for HMA as a whole. Because EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, EBITDA, as presented, may not be directly comparable to other similarly titled measures of other companies. A table reconciling the preceding presentation of EBITDA to the appropriate GAAP measure is included in this press release under Supplemental Consolidated Statements of Income Information.

“Fiscal year 2004 marks the 27th year that HMA has achieved its primary objective of acquiring and transforming underperforming non-urban hospitals into thriving regional medical centers that deliver high quality health care close to home,” added Vumbacco. “During fiscal year 2004, HMA’s successful acquisition strategy resulted in five new hospitals joining the HMA family. At the same time HMA’s consistent operational strategy continued to generate the industry’s leading operating margins. In addition to meeting local health care needs, we believe HMA’s hospitals help spur economic development through needed physician recruitment and new employment opportunities. Local communities also benefit from HMA’s local participation in charitable organizations and social programs designed to assist those in need. Delivering excellent health care to the communities we serve will remain HMA’s pledge as fiscal year 2005 begins.”

For the twelve months ended September 30, 2004, HMA’s earnings per share (diluted) increased 16.8% to $1.32 per share (diluted) from $1.13 per share (diluted) and net earnings increased 14.7% to $325.1 million compared to $283.4 million for the twelve-month period a year ago. Total admissions for the twelve-month period increased 20.9%, reflecting the admission contribution from hospitals acquired during fiscal year 2004. HMA also reported total net patient service revenue for the twelve-month period of more than $3.2 billion, an increase of 25.2%, or more than $645 million, from nearly $2.6 billion during the comparable period a year ago.

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Health Management Associates, Inc./Page 4

“HMA’s Chief Nursing Officers, or CNOs, continued to effectively manage their hospital staffing requirements during the fourth quarter, implementing “best practices” strategies acquired at HMA CNO meetings where HMA’s nursing leadership discusses industry trends and applications for improving nursing care and patient outcomes,” said Vumbacco. “The effective communication of ideas among HMA’s nursing leadership has produced innovative strategies to improve patient care, working conditions, turnover ratios and nurse retention. It is HMA’s goal to eliminate outside agency nurse staffing in our hospitals.” Same hospital salary and benefits expense, as a percent of net revenue, was unchanged at 37.6% in the fourth quarter compared to the same quarter a year ago.

HMA believes that its strategy of maintaining decentralized management combined with effective centralized financial controls has been a fundamental component of its success for more than a quarter century. Key to implementing HMA’s successful strategy of maintaining decentralized management are HMA’s entrepreneurial local management teams and proactive local business offices and personnel. HMA’s proprietary Pulse System™ also continues to provide a consistent and uniform platform upon which to base HMA’s venerable financial controls. “Local business offices and personnel are vital to serving HMA communities, while effectively managing accounts receivable,” added Vumbacco. “HMA’s local business office presence provides each of the communities we serve with a resource to assist patients with billing and health insurance questions, and importantly, with qualification assistance for Medicaid and charity care programs that the patient may otherwise not know exists.” Bad debt expense as a percent of net revenue for the fourth quarter ended September 30, 2004 was 7.5%, unchanged when compared to the same quarter a year ago. For the year ended September 30, 2004, bad debt expense increased 20 basis points to 7.5% compared to the 7.3% for the same period a year ago. For the fourth quarter ended September 30, 2004, HMA’s charity care/indigent write offs were $119.6 million, compared to $82.0 million for the same period a year ago. For the year ended September 30, 2004, HMA’s charity care/indigent write offs were $421.2 million compared to $279.3 million for the same period a year ago.

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Health Management Associates, Inc./Page 5

Managing accounts receivable begins with each hospital’s local business office. HMA believes that maintaining a local business office in each hospital improves cash collection at the time of service. With a personal approach, HMA’s local business office personnel are able to assist patients directly, soon after care has been rendered, thereby increasing the likelihood that capable patients satisfy their deductible and co-insurance responsibilities. Likewise, HMA’s divisional business office manager program provides local business office managers with additional resources to improve cash collection and accounts receivable metrics. Cash collections improved during the fourth quarter ended September 30, 2004. HMA’s Days Sales Outstanding, or DSOs, as of September 30, 2004 were 72 days, within HMA’s stated objective range of between 65 and 73 days published at the beginning of the fiscal year. HMA’s DSOs for the fourth quarter ended September 30, 2004 also represented a two-day improvement from the 74 days reported for the same period a year ago. In addition, cash flow from operations was $453.5 million for the year ended September 30, 2004, a 35.8% increase compared to the cash flow from operations for the same period a year ago. Cash flow from operations for the fourth quarter ended September 30, 2004 was $124.7 million, an 83.0% increase compared to the same quarter a year ago, marking HMA’s third consecutive quarter of cash flow from operations growth in excess of 25%.

On May 14, 2004, HMA replaced its former $450.0 million line of credit with a new $600.0 million line of credit. HMA believes that this new credit facility improves its financial flexibility while at the same time providing more favorable terms than its previous facility. The new $600.0 million line of credit bears interest at more favorable rates than the previous line of credit. HMA’s cash flow from operations has been significant, and as a result, as of September 30, 2004, HMA had repaid all $275.0 million borrowed under its previous line of credit to acquire five hospitals on November 1, 2003. The entire $600.0 million line of credit is available for future growth.

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Health Management Associates, Inc./Page 6

HMA’s long-standing acquisition strategy to acquire and revitalize hospitals in non-urban markets with a proven demographic need continues to contribute to HMA’s growth. On November 1, 2003, HMA achieved its fiscal year 2004 acquisition objective by acquiring five hospitals in three states. This transaction represented the largest acquisition ever completed by HMA, and marked HMA’s initial operations in Missouri. The hospitals acquired in this transaction included:

•	Seven Rivers Regional Medical Center, Crystal River, Florida - 128 beds;

•	Harton Regional Medical Center, Tullahoma, Tennessee - 137 beds;

•	University Medical Center, Lebanon, Tennessee - 257 beds;

•	Poplar Bluff Regional Medical Center, Poplar Bluff, Missouri - 423 beds; and

•	Twin Rivers Regional Medical Center, Kennett, Missouri - 116 beds.

All of these hospitals are performing at levels that meet or exceed management’s expectations.

HMA believes that its acquisition pipeline remains active, as evidenced by the completion of HMA’s first acquisition for the fiscal year ending September 30, 2005. On October 4, 2004, HMA announced that effective as of October 1, 2004 it had completed the transaction to acquire the 82-bed Chester County Hospital, located in Chester, South Carolina. Chester County Hospital, which has been renamed the Chester Regional Medical Center, is the primary hospital provider in Chester County, a growing, non-urban area located in north-central South Carolina that is home to 35,000 residents.

The town of Chester, located approximately 60 miles south of Charlotte, North Carolina, and 60 miles north of Columbia, South Carolina, is also the Chester County seat. “HMA intends to continue Chester Regional Medical Center’s 52-year tradition of delivering health care locally, and we welcome Chester Regional Medical Center to the HMA family,” added Vumbacco. “We were pleased to complete the acquisition of Chester Regional Medical Center so early in fiscal year 2005 and we anticipate meeting our acquisition goals for the year.”

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Health Management Associates, Inc./Page 7

HMA announced an additional acquisition on October 7, 2004, with the signing of an agreement with LifePoint Hospitals, Inc. (Nasdaq: LPNT), pursuant to which HMA will acquire from LifePoint substantially all of the assets of the 56-bed Bartow Memorial Hospital, located in Bartow, Florida, in exchange for substantially all of the assets of HMA’s 76-bed Williamson Memorial Hospital, located in Williamson, West Virginia. In recent years, both HMA and LifePoint have made expansions and capital investments in property and equipment in each respective hospital to benefit these two communities. HMA’s commitment to excellence earned Williamson Memorial Hospital a Top 100 Hospital designation in 2002. Annualized revenues at each hospital are approximately $30.0 million. “Geographically, we believe that this exchange of assets creates a better alignment with each company’s existing base of hospitals, as HMA currently operates 14 hospitals in the state of Florida, and LifePoint operates a hospital in Logan, West Virginia,” said Vumbacco. “More importantly, both communities will benefit from the commitments of both HMA and LifePoint to continue delivering high-quality health care close to home. We look forward to completing this transaction and beginning the integration of Bartow Memorial Hospital into the HMA family as soon as possible.” The transaction is expected to be completed by December 31, 2004.

HMA was also pleased to announce that on September 29, 2004 it received a favorable ruling from Florida’s First District Court, affirming Certificate of Need approval from the State of Florida’s Agency for Health Care Administration, to build a 100-bed hospital in Collier County, Florida. “This ruling is a victory for HMA as well as for all of Collier County as we seek to offer additional access, high quality health care and a choice for both physicians and patients in Collier County,” added Vumbacco. “The Collier County area remains one of the fastest growing communities in the United States, and we are proud to have the opportunity to serve its health care needs. We plan to commence ground-breaking activities during HMA’s second fiscal quarter, and expect that construction of this hospital will be completed within 24 months.”

On September 23, 2004, citing both HMA’s strong operational history over a long period of time, as well as HMA’s desire to provide its shareholders with an additional opportunity for a return on their investment, HMA announced that its Board of Directors approved a 100% increase in HMA’s quarterly cash dividend. On November 29, 2004, HMA will pay shareholders of record, as of November 5, 2004, a cash dividend of $.04 per share. HMA believes that its dividend policy is another indication of its financial strength and prospects, and further differentiates HMA from others in the industry.

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Health Management Associates, Inc./Page 8

“Fiscal year 2004 marked the fifth consecutive year in which HMA’s EPS has grown in excess of 15%, even after the impact of this year’s unprecedented four hurricanes on all 14 of HMA’s Florida hospitals,” said Vumbacco. “We believe fiscal year 2005 looks promising, despite the challenges presented in the wake of this year’s hurricane season and by the state of the nation’s uninsured population. HMA intends to remain focused on delivering high quality health care to non-urban markets throughout the Unites States by recruiting needed physicians, investing in better health care technology, and improving the management of its resources. In doing so HMA believes that its effective same hospital operations and disciplined strategic acquisitions will combine to generate outstanding results for the communities it serves.”

HMA’s senior management team will discuss HMA’s performance in greater detail during a live conference call and audio webcast later this afternoon. All interested investors are invited to access the webcast at 12:30 p.m., eastern daylight time, via HMA’s website located at www.hma-corp.com or via www.streetevents.com or to join the conference call by dialing 1-877-476-3476 (U.S.) or 1-706-643-1569 (International). A copy of the audio webcast, along with any related information which HMA may be required to provide pursuant to SEC rules, will be archived on HMA’s website under the heading “Investor Relations.”

HMA is the premier operator of non-urban general acute care hospitals in communities situated throughout the United States. HMA has generated 16 years of uninterrupted operating earnings growth and upon completing the previously announced exchange of 76-bed Williamson Memorial Hospital for 56-bed Bartow Memorial Hospital, will operate 53 hospitals in 15 states with approximately 7,526 licensed beds.

All references to “HMA” used in this release refer to Health Management Associates, Inc. or its affiliates.

Certain statements contained in this release, including, without limitation, statements containing the words “believes,” “anticipates,”, “plans”, “intends,” “expects”, “optimistic,” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may include projections of revenues, income or loss, capital expenditures, capital structure, or other financial items, statements regarding the plans and objectives of management for future operations, statements of future economic performance, statements of the assumptions underlying or relating to any of the foregoing statements, and other statements which are other than statements of historical fact.

Statements made throughout this release are based on current estimates of future events, and HMA has no obligation to update or correct these estimates. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially as a result of these various factors.

(financial tables attached)

HEALTH MANAGEMENT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands except per share amounts)

(unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2004	2003	2004	2003
Net patient service revenue	$798,084	$657,558	$3,205,885	$2,560,576
Costs and expenses:
Salaries and benefits	315,937	255,141	1,259,859	989,075
Supplies and other	245,496	192,691	956,891	741,487
Provision for doubtful accounts	59,895	49,054	240,074	186,826
Depreciation and amortization	35,502	28,661	134,915	109,864
Rent expense	16,380	13,724	65,766	50,401
Interest, net	3,382	3,640	16,184	14,915
Writeoff of deferred financing costs	—	4,931	—	4,931

Total costs and expenses	676,592	547,842	2,673,689	2,097,499

Income before minority interests and income taxes	121,492	109,716	532,196	463,077
Minority interests in earnings of consolidated entities	1,601	1,235	5,716	4,341

Income before income taxes	119,891	108,481	526,480	458,736
Provision for income taxes	45,861	38,699	201,381	175,312

Net Income	$74,030	$69,782	$325,099	$283,424

Net income per share:
Basic	$0.30	$0.29	$1.34	$1.19

Diluted	$0.30	$0.28	$1.32	$1.13

Weighted average number of shares outstanding:
Basic	243,432	239,965	242,725	239,086

Diluted	246,695	251,863	246,826	255,884

EARNINGS PER SHARE CALCULATION

Net income	$74,030	$69,782	$325,099	$283,424
Add: Interest from convertible debt, net of taxes	—	721	—	4,900

Adjusted net income	$74,030	$70,503	$325,099	$288,324

Basic shares outstanding	243,432	239,965	242,725	239,086
Add: Employee stock options	3,263	4,516	4,101	4,131
Convertible shares	—	7,382	—	12,667

Diluted shares outstanding	246,695	251,863	246,826	255,884

Diluted earnings per share	$0.30	$0.28	$1.32	$1.13

HEALTH MANAGEMENT ASSOCIATES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2004	September 30, 2003
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$112,946	$395,338
Accounts receivable, net	626,149	527,254
Other current assets	221,677	170,744
Property, plant and equipment, net	1,692,701	1,427,715
Restricted funds	55,942	15,924
Other assets	794,909	442,512

	$3,504,324	$2,979,487

Liabilities and Stockholders’ Equity
Current liabilities	$312,167	$272,963
Deferred income taxes	143,760	48,984
Other long-term liabilities and minority interests	144,869	95,752
Long-term debt	925,518	924,713
Stockholders’ equity	1,978,010	1,637,075

	$3,504,324	$2,979,487

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2004	2003	2004	2003
Same Hospitals
Occupancy	48.0%	44.5%	48.9%	47.5%
Patient Days	240,402	247,147	1,025,992	1,014,645
Admissions	57,496	57,999	237,494	232,816
Adjusted Admissions	94,092	94,050	380,411	370,531
Average length of stay	4.2	4.3	4.3	4.4
Total surgeries	51,184	52,497	206,911	209,786
Outpatient Revenue percentage	47.9%	47.1%	46.9%	46.0%
Inpatient Revenue percentage	52.1%	52.9%	53.1%	54.0%

Total Hospitals
Occupancy	46.6%	45.8%	47.9%	48.5%
Patient Days	305,140	266,447	1,288,461	1,079,865
Admissions	69,037	59,248	284,634	235,434
Adjusted Admissions	114,751	96,154	462,388	374,392
Average length of stay	4.4	4.5	4.5	4.6
Total surgeries	59,157	53,083	236,741	210,422
Outpatient Revenue percentage	49.0%	47.1%	47.9%	45.7%
Inpatient Revenue percentage	51.0%	52.9%	52.1%	54.3%

HEALTH MANAGEMENT ASSOCIATES, INC.

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME INFORMATION

(in thousands)

(unaudited)

	Three Months Ended September 30,
	2004	2003
Net patient service revenue	$798,084	$657,558

Less acquisitions, corporate and other	141,219	23,925

Same hospital net patient service revenue	$656,865	$633,633

Income before income taxes	$119,891	$108,481

Add:
Interest, net	3,382	3,640
Depreciation and amortization	35,502	28,661
Writeoff of deferred financing costs	—	4,931

EBITDA	158,775	145,713

Adjustment for acquisitions, corporate and other	3,179	(9,163)

Same hospital EBITDA	$155,596	$154,876

Same hospital EBITDA margins = Same hospital EBITDA / same hospital net patient service revenue	23.7%	24.4%

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